Exhibit 99.1

    Good Performance for Hecla's Third Quarter: Increased Income,
                 Revenue, Gross Profit and Cash Flow

                For the Period Ended September 30, 2006


    COEUR D'ALENE, Idaho--(BUSINESS WIRE)--Nov. 9, 2006--Hecla Mining Company (NYSE:HL) today reported income applicable to common shareholders of $0.9 million, or 1 cent per share, for the third quarter of 2006, $9.6 million more than the loss of $8.7 million, or 7 cents per share, during the third quarter of 2005. Hecla's low average total cash cost per ounce of silver production of just 59 cents, combined with a 65% increase in the average silver price and a 42% increase in the average gold price for the quarter, contributed to the company's positive third quarter performance. Hecla greatly benefited from its by-product metals, zinc and lead, as those prices increased 159% and 33%, respectively, over the same quarter last year. In addition, compared to the same quarter last year, Hecla saw increases in:


-- Sales revenue by 66%, to $50.4 million
-- Gross profit by 446%, to $14.4 million
-- Net cash flow before exploration and pre-development expenditures by 384%, to $19.3 million
-- Cash flow provided by operating activities to $11 million (compared to cash used of $3.6 million)

    In the first nine months of 2006, Hecla recorded income applicable to common shareholders of $48.2 million, or 40 cents per share, on sales of $147.1 million, compared to a loss of $18.6 million, or 16 cents a share, on revenue of $80.1 million during the first nine months of 2005. The improved 2006 results were primarily due to increased gross profit at all operating mines, increased metals prices and the gain on the sale of investments early in the year. Hecla's cash and short-term investments rose to $85.7 million as of September 30, 2006, compared to $47.2 million at December 31, 2005.

    Hecla Mining Company President and Chief Executive Officer, Phillips S. Baker, Jr., said, "This was another great quarter in a year that will be one of the best in our long history. With our North American resource growth and low-cost production, Hecla continues to be the lowest-risk primary silver company with low operating, construction and political risks. Our silver operations also have substantial zinc and lead production as a by-product, resulting in our silver production having $11 of cash margin even if the silver price is only slightly higher than $11. And we are reinvesting in exploration, primarily at or near our current operations, as well as in other strategic areas. We expect this effort to provide even more resources with the same risk/return profile as our current silver operations. This generates both short- and long-term value for our shareholders."

    Hecla has a major exploration program under way aimed at increasing mineral resources and reserves at existing operations and to explore in new, strategic areas to enhance the company's growth strategy. Through the first three quarters of the year, $20.7 million was spent on this successful effort. This cost is expensed, impacting net income. Other factors impacting net income during the first three quarters of 2006 included increased depreciation expense and a $1.3 million foreign exchange loss due to currency controls in Venezuela. Higher labor and supplies costs also impacted results because experienced professional mining employees are in high demand and supplies prices have increased. In addition, the company has seen somewhat increased general and administrative costs as Hecla focuses on attracting and retaining the people necessary for company growth.

    Hecla produced 1.5 million ounces of silver in the third quarter at an average total cash cost of 59 cents per ounce, an 84% decrease in costs compared to the third quarter of 2005. The company has now lowered its 2006 estimated average total cash cost of production to less than $2.00 per ounce of silver. Gold production increased during the third quarter by 19% compared to last year's third quarter, with 43,340 ounces of gold produced, including 38,636 ounces in Venezuela at an average total cash cost per ounce of $380. For the first nine months of 2006, Hecla produced 4 million ounces of silver at an average total cash cost per ounce of $1.48 and 127,837 ounces of gold, including 114,656 ounces in Venezuela at an average total cash cost per ounce of $359.

    EXPLORATION

    Lucky Friday - During the third quarter, Hecla announced the anticipated addition of about 25 million ounces of silver to the resource at the Lucky Friday silver mine in northern Idaho, growing the resource base there to more than 115 million ounces, with a large lead and zinc by-product enhancement. Importantly, the calculation of resources was based on metals prices well below current prices. The Lucky Friday resource expansion extended the eastern half of the known resource down to the 6900 level and down to the 6100 level on the western side, leaving the potential for the possible identification of additional resource on the western half as drilling continues in 2007. An additional hole was drilled to the 7900 level, confirming continued deeper mineralization another 2,000 feet below the current mining area. Drilling in the next few years has the potential to bring most of this area into the resource.

    The company plans to continue to focus on exploration efforts at the Lucky Friday, both to the east and to the west along strike of the currently identified resource, as well as continuing to focus on drilling deeper. An exploration program to test the updip potential from the current mining area is expected to get underway in the fourth quarter, as there is approximately 3,000 feet of very prospective unexplored ground between the historic mining area near the surface and our currently identified resource at depth. The 3,000-foot gap will be evaluated by a series of drill holes that has the potential to bridge the two ore-producing areas with continuous mineralization, adding dramatically to the Lucky Friday resource. In addition, a broader exploration review is being initiated over Hecla's large land position surrounding the Lucky Friday mine in North Idaho's historically prolific Silver Valley. This generative exploration program will compile the vast database of exploration and production information collected over the past 100 years on Hecla's properties. Advanced analysis and modeling of the geological structures on the property are expected to provide numerous exploration opportunities in the future, as much of the ground has never been tested with modern exploration techniques.

    Baker said, "The recent discoveries and resource additions at Lucky Friday reinforce our strategy of operating and exploring in major mining districts like the billion-ounce Silver Valley. The Lucky Friday has already proven its world-class status through its 60 years of operation, and we have now identified nearly as much resource for the future as has been mined in the entire history of this great mine."

    Mexico - Hecla now holds over 340 square miles of contiguous concessions at the San Sebastian silver/gold property, located in the state of Durango in central Mexico. In addition to the recently discovered Hugh Zone, Hecla has identified a number of outstanding exploration targets through traditional mapping, sampling, geochemical and geophysical methods and defined a number of regional trends that contain multiple mineralized zones. Target types include high-grade, precious and base metal-rich, narrow vein deposits and broad, disseminated epithermal deposits with the potential for surface and/or underground bulk mining. Current priority targets include a huge silver anomaly with coincident geophysics on the southwest corner of the property and the St. Jude Vein. Both projects saw their first drilling in the third quarter and mineralization has been intersected recently on both targets. Assays are pending from the silver anomaly area, and ore grades of up to 0.58 ounce per ton gold (20 grams) and
7.29 ounces per ton of silver (250 grams) have been encountered on the St. Jude Vein. There is good potential that these or other prospects will turn into additional orebodies on the San Sebastian property near the Hugh Zone. The La Roca trend cuts the San Sebastian property and has hosted historic silver and base metal production. It will be one of the exploration areas advanced using modern techniques leading to aggressive drilling before the end of 2007. Additional targets continue to be developed, as previously targeted areas are concurrently advanced.

    A recent addition to Hecla's land package in central Mexico was the acquisition of the Rio Grande project, located 50 miles north of the major Fresnillo silver mine in Zacatecas state, and approximately 30 miles from San Sebastian. On the property, the very top of an epithermal system has been identified and there are more than nine quartz veins and breccias containing localized high-grade gold and silver, exposed over a combined strike length approaching nine miles. The company is completing mapping and sampling and is planning for geochemical, geophysical and drilling activities in 2007. Ore-grade mineralization has already been identified in rock chip samples on the surface veins at this extremely prospective property, and the development of drill-ready targets is advancing quickly. The Rio Grande property is strategically located via paved highways approximately 100 miles from Hecla's Velardena mill, where Hecla previously processed its ore from the Francine and Don Sergio veins at San Sebastian.

    Hecla announced an anticipated resource increase during the third quarter at the polymetallic Hugh Zone deposit on the San Sebastian property. The increased resource at the Hugh Zone is a result of additional surface drilling on the deposit during 2005 and 2006, bringing the total silver resource at San Sebastian to about 8 million ounces, plus nearly 250 million pounds of zinc, lead and copper.

    Baker said, "We are very bullish on Mexico and extremely optimistic about mining in the future on the San Sebastian property. Engineering and exploration work are continuing on the Hugh Zone. It is a polymetallic orebody that we think will provide the basis for being a low-cost, long-term producer. In addition, we are drilling exploration targets that have the potential for even larger deposits. We believe this property has as good or better potential than anything we own."

    Greens Creek - At the Greens Creek silver mine in Alaska, in which Hecla holds an approximate 30% interest, good exploration results in the northern extension of the 5250 Zone have resulted in a continued focus on exploration in this area. Funding has been redirected to develop additional drill platforms in the area during the remainder of the year in order to facilitate accelerated drilling focused on adding resources and reserves in 2007. The 5250 Zone, where mining is currently taking place, contains very high-grade silver with lower-grade base metals and has very favorable grinding characteristics, which allows higher mill throughput and enhanced economics. The new discovery was a result of re-evaluating an older structural interpretation, which has opened up the possibility of a large continuation of the ore zone. An addition to the 5250 Zone has the potential to increase mill throughput and increase profit margins. Significant additions to the resource at Greens Creek are expected to occur in the West Gallagher Zone, along with the possible conversion of resource to reserve in areas currently being mined. Overall, an aggressive five-year exploration program is being proposed for the Greens Creek mine as it continues to invest in both underground exploration across the Gallagher Fault and surface exploration efforts, where a number of Greens Creek-like targets have been identified.

    Hollister - At the Hollister Development Block gold project in northern Nevada, where Hecla is earning into a 50/50 joint venture with partner Great Basin Gold, some significant milestones have been accomplished. The Phase I development was completed in early October and a little more than 50% of the diamond drilling has been completed. Drilling to date has confirmed the narrow but very high-grade nature of the veins in the mineralized zone at Hollister. The focus is now shifting towards completion of underground drilling and work on the resource model and feasibility study. Drilling should be completed in the first quarter of next year, with the feasibility study completed in the second quarter. Hecla and Great Basin Gold have begun to evaluate the exploration potential of the rest of the joint venture area and continue to be quite encouraged by the potential of this property that is located at the intersection of the Carlin Trend and the Northern Nevada Rift.

    Venezuela - Venezuela remains an under-explored region, and Hecla has title to two outstanding greenstone belt packages surrounding its current operations. Hecla plans to continue to explore for gold on the packages that are geologically comparable to the great Canadian gold producing greenstone belts of Red Lake, Timmins and Kirkland Lake, and are the same rock as West Africa. At the Block B concession near El Callao, drilling programs continue to identify high-grade gold in veins and shear zones near Mina Isidora at Twin Shear and the Panama Vein. Hecla has also had good success in extending the life of this high-grade gold mine. On the El Dorado concessions, exploration near the La Camorra mine has shifted to adjacent areas where parallel shear structures have been identified. In addition, there are several prospective targets awaiting exploration permits.

    OPERATIONS

    Lucky Friday - The Lucky Friday unit produced 737,450 ounces of silver in the third quarter and 2.1 million ounces in the first nine months of the year, at an average total cash cost of $3.88 and $4.69 per ounce, respectively. The Lucky Friday mine has now completed the necessary development to commence mining on a full-scale basis from the 5900 level. In addition to mining on the 5900 level, the company is focused on infrastructure issues to allow for more efficient mining and to provide for mining deeper at the Lucky Friday. Hecla has taken advantage of high zinc prices to mine wider cuts to recover more zinc. This results in the best economics for the mine and lowers the cost per ounce of silver production. Although mining more zinc leads to lower silver grades, Hecla will continue to review the best mix of production in order to optimize the economics of the mine. Hecla's 2005 mill upgrade project has improved zinc recovery by more than 15%. The company is evaluating additional upgrades to the zinc circuit in the process plant, which could continue to improve the economics of the mine.

    Baker said, "Our increasing resources at Lucky Friday are prompting us to take a look at the potential for increasing the annual production capacity at the unit and extending the infrastructure to handle mining beyond 2013. This is a process that takes time, but we are beginning to evaluate what sort of engineering it would take, what it would cost and how to make it the most economic over the long term. We expect to be mining here for a long time and intend to optimize the value of this property for our shareholders."

    Greens Creek - The Greens Creek unit produced 758,865 ounces of silver in the third quarter of 2006, at an average total cash cost of negative $2.61 per ounce of silver. While Greens Creek has consistently been a low-cost producer, the current extraordinarily low costs of production are due primarily to high by-product metals prices. The average silver grade for the third quarter was 18.05 ounces of silver per ton, compared to 15.37 ounces per ton in the third quarter of last year, because the majority of the mining during the quarter took place in the silver-rich 5250 Zone. For the first nine months of the year, Greens Creek has produced 1.9 million ounces of silver for Hecla's account at an average total cash cost of negative $2.08 per ounce. The mine continues to be an excellent performer, despite significant mine rehabilitation efforts that have been under way since the fall of 2005, as well as increased mine development activities to better position the mine for the future.

    La Camorra - The La Camorra unit produced 38,636 ounces of gold at an average total cash cost of $380 per ounce in the third quarter of this year, compared to 22,175 ounces of gold at about the same cash cost during the same period last year. For the first nine months of 2006, La Camorra produced 114,656 ounces of gold at an average total cash cost of $359 per ounce. La Camorra is on track to meet production and cost estimates set earlier this year, and continues to provide the company with good cash flow. However, challenges at the operations include increased depreciation expense as a result of the commissioning of the shaft at the La Camorra mine last year, increased labor, commodity and transportation costs, rising costs due to deeper mining at the La Camorra mine and elimination of foreign exchange gains realized in 2005 due to changes in currency regulations in Venezuela.

    FINANCIAL

    Hecla maintains a strong balance sheet, with a current ratio at September 30 of 3.2:1, up from 2.6:1 at December 31, 2005. Cash and short-term investments totaled $85.7 million at the end of the quarter, with no debt. Hecla has not hedged any of its gold or silver production.

    OTHER

    Hecla's Board of Directors has appointed Ronald W. Clayton to the position of Senior Vice President - Operations. Clayton has been Hecla Vice President - North American Operations since 2002 and has been with the company for 17 years. The Board also appointed Philip C. Wolf as Senior Vice President and General Counsel. Wolf joined Hecla early in 2006 as Vice President and General Counsel. In addition, Michael H. Callahan, Hecla's President of Venezuelan Operations and Vice President - Corporate Development, will retain the presidency of Venezuelan operations and in addition become Vice President with oversight of Hecla's growth initiatives in northern Idaho's Silver Valley. Callahan was originally appointed Vice President in 2002 and has been with the company for 15 years.

    The Board also appointed a new officer of the company: Jay S. Layman will be Hecla's new Vice President - Corporate Development. Layman has been in the mining industry for 25 years, with 13 years of experience in project evaluation and development, most recently as President for Tactical & Strategic Advisory Services in Littleton, Colorado. Prior to that, Layman worked for Quadrem in Australia and Asia, and Newmont Gold Company as project manager and in strategic planning. He holds BSME and BABA degrees from Washington State University and an MBA in Finance from Eastern Washington University.

    Baker said, "I'm pleased to be able to recognize the hard work and leadership abilities of these Hecla executives. We also welcome Jay as another experienced member to our management team. His appointment underscores Hecla's emphasis on growth as we continue to search out opportunities for acquisition and partnerships."

    Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 115-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

    Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

    Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," "reserve," and "inferred resource" that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

       Hecla Mining Company news releases can be accessed on the

               Internet at: http://www.hecla-mining.com

                         HECLA MINING COMPANY
  (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

                         Third Quarter Ended      Nine Months Ended
                       ----------------------- -----------------------
                        Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
HIGHLIGHTS                2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

FINANCIAL DATA

Sales:
Silver operations (2)  $   29,255  $   21,934  $   79,345  $   52,276
Gold operations            21,159       8,494      67,800      27,841
                        ----------  ----------  ----------  ----------
 Total sales           $   50,414  $   30,428  $  147,145  $   80,117
                        ==========  ==========  ==========  ==========

Gross Profit (Loss):
Silver operations (2)  $   12,361  $    3,295  $   34,182  $    8,620
Gold operations             2,011        (664)      9,624       2,956
                        ----------  ----------  ----------  ----------
 Total gross profit    $   14,372  $    2,631  $   43,806  $   11,576
                        ==========  ==========  ==========  ==========

Net income (loss)      $    1,001  $   (8,595) $   48,610  $  (18,136)
Income (loss)
 applicable to common
 shareholders          $      863  $   (8,733) $   48,196  $  (18,550)
Basic income (loss)
 per common share      $     0.01  $    (0.07) $     0.40  $    (0.16)
Cash flow provided by
 (used in) operating
 activities            $   11,049  $   (3,634) $   39,658  $   (9,934)
Net cash provided by
 operating activities
 before exploration
 and pre-development
 expenses (1)          $   19,347  $    4,000  $   60,403  $    9,291

PRODUCTION
SUMMARY - TOTALS

Silver - Ounces         1,496,315   1,849,161   4,000,076   4,706,231
Gold - Ounces              43,340      36,365     127,837      98,660
Lead - Tons                 6,011       6,232      16,508      16,713
Zinc - Tons                 6,203       5,490      16,836      17,993
Average cost per ounce
 of silver produced
 (2):
 Cash operating costs
  ($/oz.)                    0.30        3.62        1.19        3.15
 Total cash costs
  ($/oz.) (3)                0.59        3.76        1.48        3.28
 Total production
  costs ($/oz.)              2.70        5.81        3.60        5.03
Average cost per ounce
 of gold produced (4):
 Cash operating costs
  ($/oz.)                     339         375         340         323
 Total cash costs
  ($/oz.) (3)                 380         381         359         330
 Total production
  costs ($/oz.)               571         501         527         407

AVERAGE METAL PRICES

Silver - London Fix
 ($/oz.)                    11.70        7.07       11.22        7.06
Gold - London Final
 ($/oz.)                      622         439         601         431
Lead - LME Cash
 (cents/pound)               53.9        40.4        53.4        43.2
Zinc - LME Cash
 (cents/pound)              152.5        58.8       134.6        58.8

(1) Net cash provided by operating activities before exploration and pre-development expenses represents a non-U.S. generally accepted accounting principle (GAAP) measurement. The following table presents a reconciliation between cash flow provided by (used in) operating activities to non-GAAP net cash provided by operating activities before exploration and pre-development expenses for the quarters and nine months ended September 30, 2006 and 2005:

Cash flow provided by
 (used in) operating
 activities            $   11,049  $   (3,634) $   39,658  $   (9,934)
Add exploration             6,058       5,100      15,056      12,457
Add pre-development
 expenses                   2,240       2,534       5,689       6,768
                        ----------  ----------  ----------  ----------
Net cash provided by
 operating activities
 before exploration
 and pre-development
 expenses              $   19,347  $    4,000  $   60,403  $    9,291
                        ==========  ==========  ==========  ==========

(2) Includes gold produced at silver operations, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

(3) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section.

(4) For the quarters and nine months ended September 30, 2006 and 2005, includes gold produced from third-party mining operations located near the La Camorra mine and Mina Isidora, which is treated as a by-product credit and included in the calculation of gold costs per ounce.


                         HECLA MINING COMPANY
                Consolidated Statements of Operations
    (dollars and shares in thousands, except per share amounts -
                              unaudited)


                         Third Quarter Ended      Nine Months Ended
                       ------------------------ ----------------------
                         Sept. 30,    Sept. 30,  Sept. 30,   Sept. 30,
                            2006        2005        2006       2005
                       -------------- --------- ------------ ---------

  Sales of products         $ 50,414  $ 30,428     $147,145  $ 80,117
                             --------  --------     --------  --------
  Cost of sales and
   other direct
   production costs           25,696    22,220       76,322    55,259
  Depreciation,
   depletion and
   amortization               10,346     5,577       27,017    13,282
                             --------  --------     --------  --------
                              36,042    27,797      103,339    68,541
                             --------  --------     --------  --------
Gross profit                  14,372     2,631       43,806    11,576
                             --------  --------     --------  --------

Other operating
 expenses
  General and
   administrative              2,601     2,652        9,482     7,581
  Exploration                  6,058     5,100       15,056    12,457
  Pre-development
   expenses                    2,240     2,534        5,689     6,768
  Depreciation and
   amortization                  196       154          743       437
  Other operating
   expenses                    1,947       697        3,211     1,881
  Gain on sale of
   properties, plants
   and equipment                 (31)      - -       (4,451)      - -
  Provision for closed
   operations and
   environmental
   matters                       906       830        2,503     1,517
                             --------  --------     --------  --------
                              13,917    11,967       32,233    30,641
                             --------  --------     --------  --------
Income (loss) from
 operations                      455    (9,336)      11,573   (19,065)
                             --------  --------     --------  --------

Other income
 (expense):
  Gain on sale of
   investments                   - -       - -       36,416       - -
  Interest and other
   income                      1,117       840        2,808     1,628
  Interest expense              (189)      (31)        (552)      (39)
                             --------  --------     --------  --------
                                 928       809       38,672     1,589
                             --------  --------     --------  --------
Income (loss) from
 operations before
 income taxes                  1,383    (8,527)      50,245   (17,476)
Income tax provision            (382)      (68)      (1,635)     (660)
                             --------  --------     --------  --------

Net income (loss)              1,001    (8,595)      48,610   (18,136)
Preferred stock
 dividends                      (138)     (138)        (414)     (414)
                             --------  --------     --------  --------

Income (loss)
 applicable to common
 shareholders               $    863  $ (8,733)    $ 48,196  $(18,550)
                             ========  ========     ========  ========

Basic and diluted
 income (loss) per
 common share after
 preferred dividends        $   0.01  $  (0.07)    $   0.40  $  (0.16)
                             ========  ========     ========  ========

Basic weighted average
 number of common
 shares outstanding          119,483   118,484      119,146   118,422
                             ========  ========     ========  ========

Diluted weighted
 average number of
 common shares
 outstanding                 119,869   118,484      119,561   118,422
                             ========  ========     ========  ========


                         HECLA MINING COMPANY
                     Consolidated Balance Sheets
            (dollars and shares in thousands - unaudited)

                                      September 30, 2006 Dec. 31, 2005
                                      ------------------ -------------
ASSETS

Current assets:
  Cash and cash equivalents                   $  70,806     $   6,308
  Short-term investments and
   securities held for sale                      14,850        40,862
  Accounts and notes receivable                  18,847        17,595
  Inventories                                    22,297        25,466
  Other current assets                            4,653         3,546
                                               ---------     ---------
     Total current assets                       131,453        93,777
Investments                                       4,480         2,233
Restricted cash and investments                  21,069        20,340
Properties, plants and equipment, net           130,695       137,932
Other noncurrent assets                          19,934        17,884
                                               ---------     ---------

Total assets                                  $ 307,631     $ 272,166
                                               =========     =========

LIABILITIES

Current liabilities:
  Accounts payable and accrued
   expenses                                   $  18,535     $  16,684
  Dividends payable                                 138           138
  Accrued payroll and related
   benefits                                      13,341        10,452
  Accrued taxes                                   3,101         2,529
  Current portion of accrued
   reclamation and closure costs                  6,365         6,328
                                               ---------     ---------
     Total current liabilities                   41,480        36,131
Long-term debt                                      - -         3,000
Accrued reclamation and closure costs            60,238        62,914
Other noncurrent liabilities                      8,637         8,791
                                               ---------     ---------

Total liabilities                               110,355       110,836
                                               ---------     ---------

SHAREHOLDERS' EQUITY

Preferred stock                                      39            39
Common stock                                     29,889        29,651
Capital surplus                                 513,859       508,104
Accumulated deficit                            (347,896)     (396,092)
Accumulated other comprehensive
 income                                           1,816        19,746
Treasury stock                                     (431)         (118)
                                               ---------     ---------

Total shareholders' equity                      197,276       161,330
                                               ---------     ---------

Total liabilities and shareholders'
 equity                                       $ 307,631     $ 272,166
                                               =========     =========

Common shares outstanding at end of
 period                                         119,499       118,594
                                               =========     =========


                         HECLA MINING COMPANY
                Consolidated Statements of Cash Flows
                  (dollars in thousands - unaudited)

                                             Nine Months Ended
                                      --------------------------------
                                         Sept. 30, 2006 Sept. 30, 2005
                                      ----------------- --------------

OPERATING ACTIVITIES

Net income (loss)                             $ 48,610       $(18,136)
Noncash elements included in net
 income (loss):
  Depreciation, depletion and
   amortization                                 27,760         13,719
  Gain on sale of investments                  (36,416)           - -
  Gain on disposition of properties,
   plants and equipment                         (4,451)           (53)
  Gain on sale of royalty interests               (341)          (550)
  Provision for inventory
   obsolescence                                  1,342            - -
  Provision for reclamation and
   closure costs                                   261            767
  Stock compensation                             2,202          1,085
  Other non-cash charges, net                      266            - -
Change in assets and liabilities:
  Accounts and notes receivable                 (4,667)        (1,454)
  Inventories                                    1,827         (4,448)
  Other current and noncurrent assets               15            984
  Accounts payable and accrued
   expenses                                      1,852            369
  Accrued payroll and related
   benefits                                      2,984            717
  Accrued taxes                                    572            304
  Accrued reclamation and closure
   costs and other noncurrent
   liabilities                                  (2,158)        (3,238)
                                               --------       --------
Net cash provided by (used in)
 operating activities                           39,658         (9,934)
                                               --------       --------

INVESTING ACTIVITIES

Additions to properties, plants and
 equipment                                     (20,115)       (31,452)
Proceeds from sale of investments               57,441            - -
Proceeds from disposition of
 properties, plants and equipment                4,368             21
Purchase of short-term investments             (43,060)       (68,694)
Maturities of short-term investments            28,210         91,128
Increase in restricted investments                (729)          (361)
                                               --------       --------
Net cash provided by (used in)
 investing activities                           26,115         (9,358)
                                               --------       --------

FINANCING ACTIVITIES

Common stock issued under stock
 option plans                                    2,452            251
Dividends paid to preferred
 shareholders                                     (414)        (2,899)
Purchase of treasury shares                       (313)           - -
Other financing activities                         - -           (604)
Borrowings on debt                               4,060          1,000
Repayment on debt                               (7,060)        (1,000)
                                               --------       --------
Net cash used in financing activities           (1,275)        (3,252)
                                               --------       --------

Net increase (decrease) in cash and
 cash equivalents                               64,498        (22,544)
Cash and cash equivalents at
 beginning of period                             6,308         34,460
                                               --------       --------

Cash and cash equivalents at end of
 period                                       $ 70,806       $ 11,916
                                               ========       ========


                         HECLA MINING COMPANY
                           Production Data

                           Third Quarter Ended    Nine Months Ended
                           ------------------- -----------------------
                           Sept. 30, Sept. 30,  Sept. 30,   Sept. 30,
                             2006      2005       2006        2005
                           --------- --------- ----------- -----------

LUCKY FRIDAY UNIT

Tons of ore milled           72,713    65,076     202,140     163,641
Days of operation                72        68         210         171
Mining cost per ton        $  57.85  $  61.46  $    53.80  $    60.69
Milling cost per ton       $  13.45  $   7.97  $    12.35  $     8.06
Ore grade milled - Silver
 (oz./ton)                    10.96     13.42       11.41       12.86
Silver produced (oz.)       737,450   812,855   2,106,367   1,957,113
Lead produced (tons)          4,339     4,878      12,025      11,683
Zinc produced (tons)          2,061     1,294       4,467       3,298
Average cost per ounce of
 silver produced (1):
  Cash operating costs     $   3.78  $   4.74  $     4.61  $     4.88
  Total cash costs (2)     $   3.88  $   4.74  $     4.69  $     4.88
  Total production costs   $   5.23  $   4.96  $     5.88  $     5.07

Capital additions (in
 thousands)                $  2,058  $    905  $    6,565  $    5,007

GREENS CREEK UNIT
 (Reflects Hecla's 29.73%
 share)

Tons of ore milled           53,116    50,508     156,509     163,996
Days of operation                79        80         245         250
Mining cost per ton        $  39.69  $  33.61  $    36.67  $    32.31
Milling cost per ton       $  21.66  $  24.29  $    23.74  $    21.81
Ore grade milled - Silver
 (oz./ton)                    18.05     15.37       15.79       18.25
Silver produced (oz.)       758,865   555,707   1,893,709   2,212,772
Gold produced (oz.)           4,704     4,445      13,182      16,585
Lead produced (tons)          1,672     1,354       4,483       5,030
Zinc produced (tons)          4,142     4,196      12,369      14,695
Average cost per ounce of
 silver produced (1)
  Cash operating costs     $  (3.07) $   2.95  $    (2.61) $     1.91
  Total cash costs (2)     $  (2.61) $   3.05  $    (2.08) $     2.09
  Total production costs   $   0.24  $   5.87  $     1.07  $     4.57
Capital additions (in
 thousands)                $  2,078  $  1,336  $    6,031  $    2,650

LA CAMORRA UNIT

Tons of ore processed        57,647    42,235     173,026     141,836
Days of operation                84        68         254         231
Mining cost per ton        $ 116.75  $  89.27  $   122.91  $    65.20
Milling cost per ton       $  20.38  $  13.39  $    17.50  $    12.93
Ore grade milled - Gold
 (oz./ton)                    0.684     0.569       0.695       0.531
Gold produced (oz.)          38,636    22,175     114,656      71,056
Average cost per ounce of
 gold produced:
  Cash operating costs     $    339  $    375  $      340  $      323
  Total cash costs (2)     $    380  $    381  $      359  $      330
  Total production costs   $    571  $    501  $      527  $      407
Capital additions (in
 thousands)                $  2,234  $  5,050  $    7,786  $   23,349

(1) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

(2) Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.


                         HECLA MINING COMPANY
    Reconciliation of Cash Costs per Ounce to Generally Accepted
                    Accounting Principles (GAAP)(1)
   (dollars and ounces in thousands, except per ounce - unaudited)


                              Three Months Ended   Nine Months Ended
                              ------------------- --------------------
                              Sept. 30, Sept. 30, Sept. 30,  Sept. 30,
                                 2006      2005      2006       2005
                              --------- --------- ---------- ---------

GOLD OPERATIONS

Total cash costs               $14,073  $  7,610  $  39,844  $ 22,115
Divided by gold ounces
 produced                           37        20        111        67
                                -------  --------  ---------  --------
    Total cash cost per ounce
     produced                  $   380  $    381  $     359  $    330
                                =======  ========  =========  ========
Reconciliation to GAAP (2):
    Total cash costs           $14,073  $  7,610  $  39,844  $ 22,115
    Depreciation, depletion
     and amortization            7,229     2,348     18,686     5,127
    Treatment & freight costs     (445)     (594)    (4,127)   (1,606)
    By-product credits             555       580      1,980     1,323
    Change in product
     inventory                  (2,492)     (761)     1,619    (2,074)
    Reclamation and other
     costs                         226       (22)       173       - -
                                -------  --------  ---------  --------
    Costs of sales and other
     direct production costs
     and depreciation,
     depletion and
     amortization (GAAP)       $19,146  $  9,161  $  58,175  $ 24,885
                                =======  ========  =========  ========

SILVER OPERATIONS

Total cash costs (4)           $   881  $  6,098  $   5,928  $ 14,503
Divided by silver ounces
 produced                        1,496     1,623      4,000     4,423
                                -------  --------  ---------  --------
    Total cash cost per ounce
     produced                  $  0.59  $   3.76  $    1.48  $   3.28
                                =======  ========  =========  ========
Reconciliation to GAAP:
    Total cash costs           $   881  $  6,098  $   5,928  $ 14,503
    Depreciation, depletion
     and amortization (3)        3,117     3,229      8,331     8,155
    Treatment & freight costs   (9,177)   (5,136)   (24,193)  (18,196)
    By-product credits          21,520    13,628     54,234    36,749
    Strike-related costs (3)       - -       - -        - -     1,341
    Change in product
     inventory (4)                 506       386        718       515
    Reclamation and other
     costs                          49       431        146       589
                                -------  --------  ---------  --------
    Costs of sales and other
     direct production costs
     and depreciation,
     depletion and
     amortization(GAAP)        $16,896  $ 18,636  $  45,164  $ 43,656
                                =======  ========  =========  ========

GREENS CREEK UNIT (Reflects
 Hecla's 29.73% share)

Total cash costs               $(1,978) $  1,694  $  (3,948) $  4,626
Divided by silver ounces
 produced                          759       556      1,894     2,213
                                -------  --------  ---------  --------
    Total cash cost per ounce
     produced                  $ (2.61) $   3.05  $   (2.08) $   2.09
                                =======  ========  =========  ========
Reconciliation to GAAP:
    Total cash costs           $(1,978) $  1,694  $  (3,948) $  4,626
    Depreciation, depletion
     and amortization            2,120     1,527      5,842     5,354
    Treatment & freight costs   (5,235)   (3,049)   (13,973)  (12,382)
    By-product credits          12,842     6,106     34,185    22,037
    Change in product
     inventory                     545     1,420         78     2,275
    Reclamation and other
     costs                          46        40        132       123
                                -------  --------  ---------  --------
    Costs of sales and other
     direct production costs
     and depreciation,
     depletion and
     amortization (GAAP)       $ 8,340  $7,738 $   22,316 $    22,033
                                =======  ========  =========  ========

LUCKY FRIDAY UNIT

Total cash costs               $ 2,859  $  2,777  $   9,876  $  8,168
Divided by silver ounces
 produced (5)                      737       586      2,106     1,673
                                -------  --------  ---------  --------
    Total cash cost per ounce
     produced                  $  3.88  $   4.74  $    4.69  $   4.88
                                =======  ========  =========  ========
Reconciliation to GAAP:
    Total cash costs           $ 2,859  $  2,777  $   9,876  $  8,168
    Depreciation, depletion
     and amortization              997       123      2,489       301
    Treatment & freight costs   (3,942)   (1,864)   (10,220)   (5,553)
    By-product credits           8,678     3,287     20,049     9,992
    Change in product
     inventory                     (39)     (359)      (267)     (545)
    Reclamation and other
     costs                           3         4         14        10
                              --------- ---------  ---------  --------
    Costs of sales and other
     direct production costs
     and depreciation,
     depletion and
     amortization (GAAP)       $ 8,556  $  3,968  $  21,941  $ 12,373
                                =======  ========  =========  ========

RECONCILIATION TO GAAP, ALL
 OPERATIONS

Total cash costs               $14,954  $ 13,708  $  45,772  $ 36,618
Depreciation, depletion and
 amortization (3)               10,346     5,577     27,017    13,282
Treatment & freight costs       (9,622)   (5,730)   (28,320)  (19,802)
By-product credits              22,075    14,208     56,214    38,072
Strike-related costs (3)           - -       - -        - -     1,341
Change in product inventory
 (4)                            (1,986)     (375)     2,337    (1,559)
Reclamation and other costs        275       409        319       589
                                -------  --------  ---------  --------
Costs of sales and other
 direct production costs and
 depreciation, depletion and
 amortization (GAAP)           $36,042  $ 27,797  $ 103,339  $ 68,541
                                =======  ========  =========  ========

(1) Cash costs per ounce of silver or gold represent non-U.S. generally accepted accounting principles (GAAP) measurements that the company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to total cash costs.

(2) Costs per ounce of gold are based on the gold produced by the La Camorra mine and Block B concessions only. Gold produced from third-party mining operations located near the La Camorra mine and Block B concessions was treated as a by-product credit and included in the calculation of gold costs per ounce.

(3) During the first quarter and for most of the second quarter, ending in June 2005, the mill that processed ore from San Sebastian was closed due to a strike by mill employees. During the first nine months of 2005, cost of sales and other direct production costs of $1.4 million were not included in the determination of total cash costs for silver operations. Additionally during the third quarter and first nine months of 2005, San Sebastian recognized depreciation, depletion and amortization expense of $1.6 million and $2.5 million, which is reflected in the total for all properties and combined silver properties above.

(4) Ounces mined from the 5900 level development project at Lucky Friday in 2005 were not included in the determination of total cash costs. During the third quarter and first nine months of 2005, approximately 227,000 ounces and 285,000 ounces, respectively, of silver were excluded from the calculation.


    CONTACT: Hecla Mining Company
             Vicki Veltkamp
             Vice President -- Investor and Public Relations
             208-769-4128